Exhibit 4.17

INDIA NON JUDICIAL
Government of National Capital Territory of Delhi
e-Stamp
Certificate No. : IN-DL20229670783252N
Certificate Issued Date : 25-Jun-2015 05:59 PM
Account Reference : IMPACC (IV)/ d1752003/ DELHI/ DL-DLH
Unique Doc. Reference : SUBIN-DLDL75200337534229466466N
Purchased by : VIDEOCON D2H LIMITED
Description of Document : Article Others
Property Description : Not Applicable
Consideration Price (Rs.) : 0 (Zero)
First Party : VIDEOCON D2H LIMITED
Second Party : Not Applicable
Stamp Duty Paid By : VIDEOCON D2H LIMITED
Stamp Duty Amount(Rs.) 300 (Three Hundred only)
Please write or type below this line
THIS FORMS AN INTEGRAL PART OF FACILITY AGREEMENT EXECUTED ON JUNE 26, 2015
Statutory Alert:
1. The authenticity of this Stamp Certificate should be verified at “www.shcitestamp.com”. Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.
3. In case of any discrepancy please inform the Competent Authority.
ICICI BANK LIMITED
NBCC PLACE
NEW DELHI

FACILITY AGREEMENT
THIS FACILITY AGREEMENT made on the day, month and year set out in Part A of the Schedule hereof between the Borrower, i.e. the person(s) named in Part A of the Schedule hereof, of the ONE PART
AND
ICICI BANK LIMITED, a company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007 and corporate office at ICICI Towers, NBCC Palace, Bhism Pitamah Marg, Pragati Vihar, Delhi 110003 and amongst others, a branch / office at the place specified in the Schedule hereof (the “Bank”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns) of the OTHER part.
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
250112V2
Mumbai
Videocon d2h Limited

ARTICLE I
DEFINITIONS
1.1 In this Facility Agreement and the General Conditions, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings viz.:
“General Conditions” mean the General Conditions (WCF - 07 - V.I) applicable to the Facilities provided by the Bank and duly registered on January 11, 2007 with the sub-registrar assurance vii, New Delhi vide registration no.51 in book no.4, vol no.1, 321 from page 52 to 80.The Facilities hereby agreed to be provided by the Bank shall be subject to the Borrower complying with the terms and conditions set out herein and also in the General Conditions, a copy of which has been handed over to the Borrower and which is also available on the website of the Bank. The General Conditions shall be deemed to form part of this Facility Agreement and shall be read as if they are specifically incorporated herein. To the extent of any inconsistency or repugnancy, the contents of this Facility Agreement shall prevail to all intents and purposes.
All capitalised terms used but not defined in this Facility Agreement shall have the respective meanings assigned to them under the General Conditions.
ARTICLE II
TERMS OF THE FACILITIES
2.1 The Borrower agrees to avail from the Bank and the Bank agrees to grant / extend to the Borrower various working capital facilities upto overall limits (the “Overall Limits”) in the aggregate not exceeding amounts specified in the Credit Arrangement Letter, subject to the terms and conditions contained in the Transaction Documents.
2.2 The aforesaid working capital facilities upto the amounts specified above are hereinafter referred to as the “Facility/ies”, which expression shall, as the context may permit or require, mean any or each of such Facilities, or so much thereof as may be outstanding from time to time.
2.3 The amounts upto which the Borrower can draw under each of such Facilities shall not, at any one time, exceed sums / limits (the “Limits”) specified against each of such respective Facilities. Provided, however, the aggregate amounts of all the Limits shall not at any point of time exceed the amount of the Overall Limits.
2.4 All outstanding amounts of interest, commission, discount, charges and other monies in respect of the respective Facilities, whether debited to the Account or not, shall also be included in determining the availability of the Overall Limits / respective Limits.
2.5 The Borrower shall pay to the Bank the Facilities, all interest, commission, discount, charges on the amounts outstanding from time to time under the Facilities and all other monies, at the rate(s), on the date(s) and in the manner specified in the CAL or at such other rate(s) as may be decided by the Bank from time to time, at its sole discretion. The Borrower shall also pay all fees and other monies in accordance with the terms of this Facility Agreement. Unless otherwise specified in the CAL, the Borrower shall repay the Facilities on demand to the Bank.
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
250112 V2
Mumbai
Videocon d2h Limited

2.6 The Borrower confirms having received a copy of the General Conditions and read and understood the General Conditions referred to above and agrees to comply with the terms set out in this Facility Agreement, the CAL, the Schedule hereof, the General Conditions and the other Transaction Documents.
Provided however that in so far as Article X of the General Conditions, the Borrower will be required to comply with only Part B, of such Article.
2.7 This Facility Agreement shall become binding on the Borrower and the Bank on and from the date mentioned in the Schedule hereof. It shall be in force till all the monies due and payable the Transaction Documents are fully paid off by the Borrower to the Bank.
2.8 The Bank reserves the unconditional right to cancel the Limits advanced/ to be advanced under the credit arrangement letter (“CAL”) and/ or Transaction Documents (either fully or partially) without giving any prior notice to the Borrower, on the occurrence of any one or more of the following:
(i) in case the Limits/part of the Limits are not utilised by the Borrower; or
(ii) in case of Deterioration in the Creditworthiness of the Borrower in any manner whatsoever; or
(iii) in case of non-compliance of the terms and conditions of the Transaction Documents and/or CAL.
For the purpose of this clause, Deterioration in the Creditworthiness shall mean and include without limitation, the following events:
(a) downgrade of the rating of the Borrower by a Credit Rating Agency;
(b) inclusion of the Borrower and/or any of its Directors in the Reserve Bank of India’s willful defaulters list;
(c) closure of a significant portion of the Borrower’s operating capacity;
(d) decline in the profit after tax of the Borrower by more than fifteen percent;
(e) any adverse comment from the Auditor; and
(f) any other reason/ event in the opinion of the Bank constituting or which may constitute Deterioration in the Creditworthiness;
2.9 The Borrower unconditionally agrees, undertakes to get itself rated by Credit Rating Agency/ies within a period of six months and/or at such intervals as may be decided by the Bank, failing which the Bank shall have the right to review the applicable interest rate and/or costs; charges and expenses, which shall be payable by the Borrower/Obligor/Security Provider and on such date/s or within such period as may be specified by the Bank.”
“Credit Rating Agency” shall mean and refer to the domestic credit rating agencies such as Credit Analysis and Research Limited, CRISIL Limited, FITCH India and ICRA Limited and international credit rating agencies such as Fitch, Moodys and Standard & Poor’s and such other credit rating agencies identified and/or recognized by the Reserve Bank of India from time to time.
2.10 (a) The Bank may at its sole discretion make disbursements out of the Facilities pending creation and/ or perfection of full and final security as specified in the CAL in favour of the Bank. In such event the Borrower does not create procure
ICICI BANK LIMITED
NBCC PLACE
NEW DELHI
Videocon d2h Limited
Mumbai
250112V2

creation of such full and final security in favour of the Bank within a period of one (1) month or perfection thereof within a period of six (6) months from the date of the Facility Agreement or such other extended period if as may be permitted specified by the Bank, at its sole discretion, the disbursement made by the Bank pending creation and/ or perfection of such full and final security shall carry further interest at rate of 1.00% per annum calculated from the date of disbursement of the Facilities till creation and/ or perfection of such security.
(b) The Bank may, at its sole discretion permit creation and/ or perfection of security as specified in the CAL hereof, in favour of the Bank, pending compliance of all such formalities as may be necessary or required for the said purpose. In such event:
(i) the Borrower shall comply / ensure compliance with such formalities to the satisfaction of the Bank within a period of one month or six months, as the case may be, from the date of the Facility Agreement or such other period as the Bank may specify in its sole discretion; and
(ii) the disbursements made by the Bank pending compliance of such formalities shall carry further interest at the rate of 1.00%% per annum calculated from the date of disbursement of the Facility till such time all such formalities are complied with to the satisfaction of the Bank and documents in evidence thereof are delivered to the Bank.
(iii) The Bank may, at its sole discretion, charge interest on the Facilities at the weighted average rate of interest on the disbursements made out of the Facility. For the purpose of this clause “weighted average rate” means the weighted mean of the rates, of interest applicable to the Facilities.
2.11 The Borrower hereby, in addition to the representations, declarations and warranties contained in the General Conditions, makes the representations, warranties and agreements as given below and confirms that the same will continue to remain, true, correct, valid and subsisting in every respect till the money remains payable to ICICI Bank under the Facility:
Neither the Borrower nor any other person benefiting in any capacity in connection with or from the Facility Agreement and/or any Instruments and/or payments thereunder, is a Specially Designated National (SDN) and/or otherwise sanctioned, under the sanctions promulgated by the United States (including its Office of Foreign Assets Control’s (OFAC)), India, United States, United Nations, European Union, the jurisdiction of the Facility Office and/or any other country (collectively, the “Sanctions”).
2.12 The Borrower hereby acknowledges, covenants and agrees that:
(a) the Sanctions may become applicable with respect to the Facility and/or transactions thereunder, including to any documentary credits and/or guarantees issued and/or disbursements and/or payments made by the Bank pursuant to the Facility Agreement . Sanctions may pertain inter alia, to the purpose and/or end use of the Facility, goods manufactured in or originated from/through certain countries, shipment from/to/using certain countries, ports, vessels, liners and/or due to involvement of certain persons and entities (including correspondent banks and the Facility Office). Consequently,
ICICI BANK LIMITED
NBCC PLACE
NEW DELHI
Videocon d2h Limited
Mumbai
250112V2

disbursement, issuance, payment and/or processing under the Facility by the Bank may become subjected to the Sanctions and the Bank shall have the unconditional right to refuse to process any transactions that violate/may violate any Sanctions.
(b) it shall, ensure that the transactions entered into pursuant to the Transaction Documents do not violate any Sanctions and that no persons, entities or otherwise, currently subject to any Sanctions are involved in any transactions hereunder. The Borrower agrees that it shall not avail of, the Facility or use the proceeds of the Facility in any transaction with, or for the purpose of financing the activities of, any person currently subject to any Sanctions as aforesaid.
(c) it shall indemnify and hold harmless the Bank, to the fullest extent permitted by applicable law, for all losses and liabilities (including due to claims by a third party), incurred by the Bank as a result of any breach by it of its representations and undertakings contained herein pertaining to the Sanctions and/or due to any action taken by the Bank pursuant to the Sanctions. No action taken by the Bank pursuant to the Facility Agreement, including grant of the Facility, issuance of any financial instruments thereunder or processing of any payments or transactions, nor any action taken by the Borrower in relation thereto, shall be deemed to be a waiver of any of the Bank’s rights under any provisions of the Transaction Documents related to the Sanctions nor shall they act to relieve the Borrower of its obligations or liabilities in relation thereto.
The Borrower hereby agrees and confirms that any breach of the terms and conditions stipulated hereinabove, shall constitute an Event of Default under the Facility Agreement.
2.13 CREATION OF SECURITY
The Bank may make disbursements out of the Facility pending,
(a) creation and perfection (including completion of all formalities related thereto) of the following Security:
First pari passu charge on all the immovable fixed assets of the company, both present and future, including but not limited to:
i. An office premises admeasuring about 263 sq. ft. of built-up area, being office premises No.201, on the 2nd Floor, in the building known as “Adeshwar Arcade”, situated at Kurla-Andheri Road, Chakala, Andherir (E), Mumbai - 400 093, constructed on all those pieces and parcels of land admeasuring 1662.55 sq. mtrs., bearing Survey No.54-A, Hissa No. 3, 4 and Survey No. 118, Hissa No. 3, Survey No. 54F and now bearing CTS No.23, 23/1 to 23/15, lying, being and situated at Village Chakala, within the limits of Greater Bombay, in the registration Sub-District of Mumbai City and Mumbai Suburban District.
ii. All that pieces and parcels of Industrial Plot bearing Plot No. 1D, admeasuring 48564.09 sq. mtrs. Or thereabout, Udyog Vihar Industrial Area, Greater Noida,
Gautam Budh Nagar, Uttar Pradesh and boundered as follows that is to say:
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
250112V2
Mumbai
Videocon d2h Limited

North - East : Other Plot;
South - East : 24 mtr road;
North - West: Other Plot;
South - West : 24 mtr road
together with easements attached thereto and together with factory sheds and other buildings standing and to be constructed thereon and all plant and machinery attached to the earth or permanently fastened to anything attached to the earth, both present or future
(b) perfection (including completion of all formalities related thereto but excluding filing of form CGH-1) of the following Security:
i. First pari passu charge on all the movable fixed assets of the company, both present and future.
ii. First pari passu charge on current assets of the company, both present and future.
in favor of the Bank. In consideration of the Bank making any such disbursement as aforesaid, the Borrower hereby agrees and undertakes to the Bank as follows:
(a) To make payment of the additional interest at the rate and for the period as specified in the clause 2.10 above;
(b) Not to create any mortgage, hypothecation, pledge or any other charge or encumbrance on any of its properties in favor of any person whosoever without prior written approval of the Bank;
(c) To comply with all requisite formalities for creation and/ or perfection of the security as aforesaid, in a form and manner satisfactory to the Bank within such period as may be agreed to by the Bank;
(d) Execute Power of Attorney in favor of the Bank for creation and perfection of Security in a form and manner satisfactory to the Bank, an original of which shall be supplied to the Bank as a condition precedent to disbursement;
Notwithstanding anything contained in this Facility Agreement, the Bank may, in its sole discretion, require the Borrower to comply with all requisite formalities as aforesaid and to create and/ or perfect the Security within such period as may stipulated by the Bank from to time.
The Borrower hereby agrees and covenants that any breach of the terms and conditions stipulated herein above shall constitute an Event of Default under this Facility Agreement. All Security, other than those in respect of which the Bank has agreed to consider disbursement pending creation and/or perfection, shall be created and all formalities thereof completed in a form and manner satisfactory to the Bank as a condition precedent to any disbursement under the Facility.
2.14 The Borrower covenants that the Borrower shall deliver to the Bank:
(a) If the Bank so requires, a certificate to the effect that the Facility has been utilised for the Purpose, within such time and in a manner as may be acceptable to the Bank,
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
250112V2
Mumbai
Videocon d2h Limited

(b) as and when stipulated by the Bank a certificate from its Statutory Auditor regarding the end use of the Facility within such time and in manner as may be acceptable to the Bank, in order to verify, inter alia, that the Facility has not been siphoned off/diverted for application other than the Purpose.
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
250112V2
Mumbai
Videocon d2h Limited

SCHEDULE
PART A
1. DATE OF EXECUTION OF THIS AGREEMENT
On the 26th day of June, Two Thousand and fifteen
2. CREDIT ARRANGEMENT LETTER
The Credit Arrangement Letter dated the 22nd day of June, 2015 issued by the Bank to the Borrower (copy of which is attached hereto).
3. DETAILS OF THE BORROWER
VIDEOCON d2h LIMITED (formerly Bharat Business Channel Limited), a company within the meaning of the Companies Act, 1956 and having its Registered Office at auto Cars Compound, Adalat Road, Aurangabad 431 005, Maharashtra and an office at 1st floor, C-152 Okhla Industrial Area, Phase I, New Delhi - 110020.
4. BORROWER’S PROFILE
The Borrower is carrying on the following activities:
Providing Direct to Home (DTH) TV Services
5. (a) DETAILS OF BANK BRANCH / OFFICE ADDRESS
ICICI Bank Limited
ICICI Tower,
NBCC Palace
Bhism Pitaman Marg
Pragati Vihar
Delhi 110003
(b) NOTICES TO BE SENT TO
Bank:
ICICI Bank Limited
ICICI Bank Towers
Bandra Kurla Complex
Mumbai 400051
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
09052011.V1
Mumbai
Videocon d2h Limited
1

ICICI Bank Limited
ICICI Towers
NBCC Plaza
Bhishm Pitaman Marg
Pragati Vihar
New Delhi 110003
Attn: Prabath Singh
Fax No.: 022-26531206
Borrower:
Videocon d2h Limited
1st Floor, Techweb Centre,
New-Link Road, Oshiwara,
Jogeshwari – West
Mumbai – 400 102
Videocon d2h Limited
1st floor, C-152 Okhla Industrial Area,
Phase 1, New Delhi – 110020
Attn: Mr. Avanti Kanthaliya
Fax No.: 022 - 42555050
PART B
1. The General Conditions stand deleted / modified as follows:
A) The clause 2.4 (vi) of the General Conditions is hereby deleted in its entirely and the following clause is substituted in its stead:
“(vi) The Borrower shall bear all taxes, other imposts, costs, charges, fees and duties including stamp duty and relevant registration and filing charges in connection with the Transaction Documents (including any differential or additional duties and taxes which may be required pursuant to the provisions of the applicable laws from time to time), as may be levied from time to time by the Government or other authority including those incurred by the Bank, in accordance with the laws for the time being in force in respect of or in connection with the Facilities, and the Transaction Documents. In the event of the Borrower failing to pay the monies referred to above, the Bank shall be at liberty, but shall not be obliged to pay the same. The Borrower shall reimburse all sums paid by the Bank in accordance with the provisions
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
09052011.V1
Mumbai
Videocon d2h Limited
2

contained herein.”
B) The clause 3.1 (viii) of the General Conditions is hereby deleted in its entirety and the following clause is substituted in its stead:
(viii) Except to the extent disclosed to the Bank:
(a) all the Borrower’s contracts or agreements with, or any commitments to, any affiliates or group companies (if applicable) are on arms’ length basis:
(b) No director of the Bank is a director, manager, managing agent, employee or guarantor of the Borrower, or of a subsidiary of the Borrower, or of the holding company of the Borrower, or holds substantial interest, in the Borrower or a subsidiary or the holding company of the Borrower and no directors of any other bank, including directors of Scheduled Cooperative Bank and directors of subsidiaries/trustees of mutual funds/venture capital funds, holds substantial interest or is interested as director or as a guarantor of the Borrower;
(c) No relative (as specified by RBI) of a Chairman / Managing Director or director of banking company, including directors of Scheduled Cooperative Bank and directors of subsidiaries/trustees of mutual funds/venture capital funds (including the Bank) or a relative of senior officer (as specified by RBI) of the Bank, hold substantial interest or is interested as a director or as guarantor of Borrower.
PART C
1. The Borrower shall not recognise or register any transfer of shares in the Borrower’s capital made or to be made by any person as may be specified by the Bank. The Borrower shall procure and furnish undertakings from such persons, in a form and manner required by the Bank, whereby such person shall agree, inter alia, not to dispose off their shareholdings in the Borrower to any person in any manner whatsoever. The Borrower shall join in such undertaking as a confirming party. The Borrower shall ensure that such person providing the undertaking referred to above deposits with the Bank, all original certificates pertaining to their shareholding in the Borrower.
2. The Borrower shall undertake and / or procure undertaking(s) from such persons as may be specified by the Bank in the form required by Bank, whereby it / he / she / they shall take the responsibility for making arrangements satisfactory to the Bank for meeting the shortfall, if any, in the resources of the Borrower for working capital requirement and / or any of its project. The Borrower shall join in such undertakings procured from such other persons as a confirming party. The funds brought in to meet ht shortfall in the resources of the Borrower for working capital
NEW DELHI ICICI BANK LIMITED
NBCC PLACE
09052011.V1
Mumbai
Videocon d2h Limited
3

and / or for any of its projects, shall be in such form and manner and on such terms as may be required by the Bank.
3. The Borrower shall ensure that its business with banks, including deferred payment facilities, foreign exchange, deposits and bill business will be shared with the Bank in such manner as may be decided by the Bank.
ICICI BANK LIMITED
NBCC PLACE
NEW DELHI
IN WITNESS WHEREOF the Borrower and the Bank have caused this Facility Agreement to be executed on the day, month and year first hereinabove written as hereinafter appearing.
For the Bank:
SIGNED AND DELIVERED by the within named Bank, ICICI BANK LIMITED, by the hand of Mr. / Anshul Kumar its authorized official
Videocon d2h Limited
Mumbai
ICICI BANK LIMITED
NBCC PLACE
NEW DELHI
For the Borrower:
The Common Seal of the within named Borrower, Videocon d2h Limited, has, pursuant to the resolution of its Board of Directors, passed in that behalf on the 24th day of June, 2015, hereunto been affixed in the presence of Mr. Prabudh Khandelwal
Videocon d2h Limited
Mumbai
ICICI BANK LIMITED
NBCC PLACE
NEW DELHI
09052011.V1
4